Exhibit 10.10

Trademark License Agreement

Date: March 26, 2021

Parties:

(1)	Yoshitsu Co., Ltd. (“Licensor”)

(2)	Valur Holding LLC. (“Licensee”)

Operative Provisions:

Article 1	Definitions

1.1	“License” shall mean the license of Trademarks (as defined below) granted by Licensor to Licensee under Article 2 of this Agreement.

1.2	“Products” shall mean the products sold by Licensor to Licensee under Sales Agreement (as defined below).

1.3	“Sales Agreement” shall mean the Basic Sales and Purchase Agreement entered into by and between the parties hereto as of March 26, 2021.

1.4	“Territory” shall mean United States of America.

1.5	“Trademarks” shall mean Licensor’s trademark(s) as described in Exhibit.

Article 2	Grant of License

2.1	During the term of this Agreement and subject to the terms and conditions stated herein, Licensor grants to Licensee a revocable license and non-exclusive right to use the Trademarks in the Territory solely for the purpose of selling, promoting sales of, and performing post-sale and other support relating to, the Products, provided that any use of the Trademarks must be, in the absolute opinion of the Licensor, considered to be appropriate.[i] This grant of License shall be treated as Licensor’s permission under Article 12.2 of Sales Agreement.

2.2	As a condition of the License, Licensee shall: (i) operate its business in compliance with all applicable laws and regulations and in a manner designed to protect and enhance the reputation and goodwill associated with the Trademarks; and (ii) comply with Licensor’s instructions given from time to time.

2.3	The Licensor may, at its sole and absolute discretion and upon unilateral written notice to the Licensee, withdraw any License.

2.4	Licensee shall not have the right to sublicense any of the rights granted hereunder.

2.5	The scope of the License is strictly limited to its terms of grant. No other license or right is hereby granted to the Licensee by implication or otherwise with respect to the Trademarks not specifically stated in this Agreement.

2.6	For the avoidance of doubt, the Licensor shall be at liberty to use or grant to any third parties any license to use the Trademarks anywhere in the Territory.

Article 3	Royalty

3.1	In consideration for the License granted by Licensor hereunder, Licensee shall, within thirty (30) days after the execution date hereof, pay Licensor a one-time royalty of ￥60,000 Japan Yen per month.

3.2	Royalty payment from Licensee to Licensor hereunder shall be made by telegraphic transfer to a bank account designated by Licensor. Licensee shall be responsible for all the fees charged by banks in connection with such telegraphic transfers.

3.3	If Licensee fails to pay any amounts in full when due, Licensee shall pay default interest on the outstanding amount at the rate of 14.6% per annum from the date following the due date to the date on which the outstanding amount is paid in full together with accrued interest.

3.4	In case where this Agreement is terminated or expires for any reason, the royalty payment having been made under Article 3 shall not be refundable.

3.5	All sales, consumption, value-added, or similar taxes assessed on the royalty payments shall be borne by Licensee. If relevant laws or regulations require Licensee to withhold from the royalty payments any income taxes imposed on Licensor, Licensee shall comply with such requirement and provide Licensor with the related tax withholding certificates.

Article 4	Ownership

4.1	Notwithstanding Licensor's grant to Licensee of the License under this Agreement, it is expressly agreed by the parties hereto that Licensor is and will continue to be the holder of any and all Trademarks and the Licensee shall not acquire any title, interest, right or other benefits in the Trademarks or goodwill as a result of this Agreement and/or the Licensee’s use of them. Any goodwill derived from the use by the Licensee of the Trademarks shall vest in and accrue to the Licensor.

4.2	Licensee shall neither, during the term and after the expiration or termination hereof, register or assist any third party to register the Trademarks in any jurisdiction nor institute or maintain or assist any third party to institute or maintain any action or proceeding to dispute the validity of any of the Trademarks or other proprietary rights relating to any of the Trademarks or the Products．

4.3	Licensee shall immediately notify Licensor in writing if Licensee receives notice, or is informed, of any legal proceeding, demand, etc. in relation to the Trademarks from or by any third party, or is aware of (i) any actual, suspected or threatened infringement of any of the Trademarks, (ii) any actual or threatened claim that any of the Trademarks is invalid, (iii) any actual or threatened opposition to any of the Trademarks, (iv) any claim made or threatened that use of any of the Trademarks infringes the rights of any third party, (v) any person applying for, or is granted, a registered trademark by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to the Licensee under this Agreement, (vi) or any other form of attack, charge or claim to which any of the Trademarks may be subject. The Licensor shall decide, in its sole discretion, what action should be taken. The Licensee shall not make any admissions other than to the Licensor and shall cooperate fully with Licensor and execute such documents and perform such actions as may, in Licensor’s judgment, be necessary, appropriate or advisable in the defense of such legal proceeding, demand, etc., and/or in order to protect and maintain Licensor’s rights in the Trademarks. The Licensor shall be entitled to retain all sums recovered in any action for its own account.

Article 5	Liability and Indemnification

5.1	Licensor shall not be liable to Licensee, its affiliates or clients, or their respective shareholders, officers, directors, representatives, employees, agents, successors or assigns for any damages (including but not limited to direct, indirect, consequential, incidental, or special damages) arising from or related to Licensee’s use of the Trademarks or any other matter related to this Agreement.

5.2	Licensee shall indemnify, keep fully indemnified on demand and hold harmless Licensor, its affiliates and clients, and their respective shareholders, officers, directors, representatives, employees, agents, successors and assigns, from any claims brought against, losses, liabilities, damages, payments, costs, charges, expenses and taxation (including any direct, indirect or consequential losses, loss of profit and loss of reputation) and all other reasonable professional costs and expenses which any of them may suffer from time to time on account of the use of the Trademarks or any other act or omission of or by Licensee, its affiliates or clients, and their respective shareholders, officers, directors, representatives, employees or agents.

Article 6	Term and Termination

6.1	This Agreement shall be effective from March 26, 2021 until March 25, 2022

6.2	Licensor may terminate this Agreement at any time without any reason upon no less than five (5) days prior written notice to Licensee.

Licensor may terminate this Agreement immediately upon delivery of written notice of termination to Licensee if any of the following events occur:

(i)	termination of the Sales Agreement for whatever reason,

(ii)	discontinuation (whether voluntary or not) of business of the Licensee,

(iii)	material change in the shareholding structure of the Licensee which the Licensor shall have the absolute discretion to determine,

(iv)	Licensee’s misuse of the Trademarks, or any other conduct materially impairing the goodwill or reputation associated with the Trademarks and/or the Licensor which the Licensor shall have the absolute discretion to determine,

(v)	Licensee’s violation or threatened violation of this Agreement,

(vi)	upon the Licensee assigning or transferring or attempting to assign or transfer its rights under this Agreement other than with the prior written consent of the Licensor or in accordance with this Agreement

(vii)	final judgment against Licensee in any civil, criminal, or administrative action alleging fraud, embezzlement, unfair trade practices or any other violation of any law or regulation,

(viii)	Licensee’s insolvency or general assignment for the benefit of creditors, or appointment of a liquidator, trustee or similar officer with authority over Licensee’s assets or filing of a petition for any insolvency procedure of Licensee, or

(ix)	any other event similarly showing the deterioration of Licensee’s financial conditions.

6.3	Termination or expiration of this Agreement for any reason shall not relieve Licensee of duties under provisions that expressly or by their nature survive termination or expiration. Upon termination or expiration, all rights granted to Licensee hereunder shall immediately and automatically terminate or revert to Licensor. In addition, Licensee shall: (i) immediately pay any and all outstanding royalty and other amounts owed to Licensor; (ii) permanently cease using, directly or indirectly, in any manner whatsoever, all Trademarks and any name, mark, logo or other description similar to the Trademarks, and not do anything that may possibly suggest, indicate or otherwise insinuate that Licensee is, was, or will be, associated with Licensor.

6.4	Articles 3, 4, 5, 6.3, 6.4 and 8 shall survive any termination or expiration of this Agreement.

Article 7	Assignment

7.1	Licensee shall not assign, transfer, sub-contract or in any other manner make over to any third party the benefit and/or burden of this Agreement without the prior written consent of the Licensor.

7.2	For the avoidance of doubt, Licensor may at its sole discretion assign, transfer, sub-contract or in any other manner make over the benefit and/or burden of this Agreement.

7.3	In the event of a permitted assignment of this Agreement, this Agreement shall be binding upon such successor or assignee and the name of a party appearing herein shall be deemed to include the names of any such successor or assignee.

Article 8	Dispute Resolution

8.1	This Agreement shall be governed by the laws of Japan.

8.2	Any and all disputes arising in connection with this Agreement shall be subject to the exclusive jurisdiction of Tokyo District Court of Japan in the first instance.

Yoshitsu Co., Ltd.

/s/ Kanayama Mei
Name:	Kanayama Mei
Title:	Representative Director

Valur Holding LLC.

/s/ Wan Lan Hew
Name:	Wan Lan Hew
Title:	Director

Exhibit

Trademarks

	Country	Trademark	Class	Registration No.	Registration Date
1	U.S.A	REIWATAKIYA	35	88675151	31/12/2018sv
2	U.S.A	東京生活館	35	5694575	25/12/2018
	Japan	令和多喜屋	3,5,35, 44	6325574	24/10/2019